Exhibit 99.4

ESSA Bank & Trust

Full Conversion Transaction

Marketing Materials

TABLE OF CONTENTS

LETTERS
Letter to Members (Depositors and Borrowers Eligible to Vote and Buy)
Letter to Closed Deposit Accountholders (Eligible to Buy, Not Vote)
Letter to Potential Investors (Community Prospects)
Ryan Beck “Broker Dealer” Letter
OTS Required Letter
Member Proxy Card Reminder Notice (optional)
Stock Order Acknowledgment Letter
Stock Certificate Mailing Letter
Reminder Member Proxygram – #1
Reminder Member Proxygram – #2
Reminder Member Proxygram – #3

ADVERTISEMENTS
Local Tombstone Newspaper Advertisement[1] (optional – requires a Community Offering be underway)
Branch Lobby Posters:
Option #1 – Vote Only
Option #2 – Vote and Offering
Bank Statement Vote Reminder (optional)

FORMS
Stock Order Form
Proxy Card - Not included. Drafted by counsel.

OTHER
Q&A Brochure

LETTER TO MEMBERS (Depositors & Borrowers Eligible to Vote and Buy)

[ESSA Bancorp, Inc. Letterhead]

Dear ESSA Bank & Trust Customer:

I am pleased to inform you of an investment opportunity and, just as importantly, to request your vote on our proposed Plan of Conversion (the “Plan”). Pursuant to the Plan, ESSA Bancorp, Inc., which we have formed to become the parent company of ESSA Bank & Trust, is conducting an initial public offering of up to 14,547,500 shares of common stock. As a result of the stock offering, ESSA Bank & Trust will convert from a mutual (meaning no stockholders) to a 100% stockholder-owned organization. The Plan further allows for the establishment of a charitable foundation, ESSA Bank & Trust Foundation, to be funded with cash and with stock issued in the conversion. The charitable foundation will be dedicated exclusively to supporting charitable causes and development activities in our local communities. Enclosed you will find a Prospectus and Proxy Statement with important information about the Plan, the stock offering and the proxy vote.

The Proxy Vote

Your vote is extremely important. Although we have received conditional regulatory approval, the Plan and the charitable foundation are also subject to approval of our voting members. Therefore, on behalf of the Board of Directors of ESSA Bank & Trust, I urge you to read the enclosed materials carefully and cast your votes in favor of each of the two proposals. Note that you may receive more than one proxy card, depending on the ownership structure of your ESSA Bank & Trust account. Please vote all the proxy cards you receive – none are duplicates! To cast your votes, please sign each proxy card and return the card(s) in the enclosed Proxy Reply Envelope. Not voting has the same effect as voting against each of the proposals, so I urge you to vote. If you vote to approve the Plan and the charitable foundation, be assured that:

•	Our business focus will not change. The proceeds resulting form the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

•	There will be no change to account numbers, interest rates or other terms of your accounts at ESSA Bank & Trust.

•	We will continue to operate as an independent bank. Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the FDIC up to the maximum legal limits.

•	Voting does not obligate you to purchase shares of common stock in our stock offering.

The Stock Offering

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible ESSA Bank & Trust customer, you have the right, but no obligation, to buy shares of ESSA Bancorp, Inc. common stock before any shares are offered for sale to the public.

Before making an investment decision, please carefully review the Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms must be received (not postmarked) by 12:00 Noon, Eastern time, on _______, 2007. If you are considering purchasing stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time.

After the offering concludes, ESSA Bancorp, Inc. common stock is expected to be quoted on the Nasdaq Global Market, under the symbol “ESSA.”

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a customer of ESSA Bank & Trust.

Sincerely,

Gary S. Olson
President and Chief Executive Officer, ESSA Bank & Trust

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at 1-(__) ___-____

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

LETTER TO CLOSED DEPOSIT ACCOUNTHOLDERS (Eligible to Buy, Not Vote)

[ESSA Bancorp, Inc. Letterhead]

Dear Friend:

I am pleased to tell you about an investment opportunity. ESSA Bancorp, Inc., the newly-formed parent company of ESSA Bank & Trust, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this initial stock offering.

As an eligible depositor of ESSA Bank & Trust on April 30, 2005 or __________, whose account was closed thereafter, you have a right, without any obligation, to purchase shares of common stock, before shares are offered for sale to the general public.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of ESSA Bank & Trust common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by no later than 12:00 Noon, Eastern time, on _______, 2007.

After the offering concludes, ESSA Bancorp, Inc. common stock is expected to be quoted on the Nasdaq Global Market, under the symbol “ESSA.”

If you have questions regarding the offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

Gary S. Olson
President and Chief Executive Officer, ESSA Bank & Trust

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at 1-(__) ___-____

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

LETTER TO POTENTIAL INVESTORS (Community Prospects)

[ESSA Bancorp, Inc. Letterhead]

Dear Friend:

I am pleased to tell you about an investment opportunity. ESSA Bancorp, Inc., the newly-formed parent company of ESSA Bank & Trust, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this initial stock offering.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of ESSA Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) no later than 12:00 Noon, Eastern time, on _______, 2007.

After the offering concludes, ESSA Bancorp, Inc. common stock is expected to be quoted on the Nasdaq Global Market, under the symbol “ESSA.”

If you have questions regarding the offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

Gary S. Olson
President and Chief Executive Officer, ESSA Bank & Trust

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll free, at 1-(__) ___-____

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

Note: This letter is for call-ins and community prospects in the event of a Community Offering.

RYAN BECK “BROKER DEALER” LETTER

[Ryan Beck Letterhead]

Dear Sir/Madam:

At the request of ESSA Bancorp, Inc., we are enclosing materials regarding the offering of shares of ESSA Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Ryan Beck & Co., Inc. has been retained by ESSA Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

NOTE: To accompany – not replace – one of the preceding letters.

OTS REQUIRED LETTER – Side 1

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

OTS REQUIRED LETTER – Side 2

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

MEMBER PROXY CARD REMINDER NOTICE (optional)

ESSA BANK & TRUST [LOGO]

IMPORTANT NOTICE

THIS PACKAGE INCLUDES PROXY CARD(S)

REQUIRING YOUR SIGNATURE.

IF MORE THAN ONE PROXY CARD IS ENCLOSED,

PLEASE PROMPTLY VOTE EACH CARD…

NONE ARE DUPLICATES!

THANK YOU,

YOUR BOARD OF DIRECTORS

NOTE: Can be included in original mailing of voting member packages, printed on 8 1/2” x 11” colored paper.

STOCK ORDER ACKNOWLEDGEMENT LETTER

[ESSA Bancorp, Inc. Letterhead]

[imprinted with name & address of subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of ESSA Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center, toll free, at 1-(            )             -            , from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. Refer to the batch and order number listed below.

ORDER INFORMATION:

Batch #:

Order #:

No. of Shares Requested:

Offering Category:                      (subject to verification; see descriptions below)

STOCK REGISTRATION:

Name 1

Name 2

Name 3

Address1

Address2

City, State, Zip

Ownership Type:

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated                     , 2007, in the section entitled “The Conversion – Subscription Offering and Subscription Rights.”

The offering period ends at 12:00 Noon, Eastern time, on                     , 2007. We will then be required to receive final regulatory approval, as well as the approval of our customers, before stock certificates can be mailed and the newly issued shares can begin trading. Your patience is appreciated.

Thank you for your order,

ESSA Bancorp, Inc.

Offering Category Descriptions:

1.	ESSA Bank & Trust depositors with aggregate balances of at least $50 at the close of business on April 30, 2005;

2.	Our tax-qualified and employee benefit plans;

3.	ESSA Bank & Trust depositors with aggregate balances of at least $50 at the close of business on ;

4.	ESSA Bank & Trust depositors and borrowers at the close of business on .

NOTE: Printed and mailed in the Stock Information Center after an order is processed.

STOCK CERTIFICATE MAILING LETTER

[ESSA Bancorp, Inc. Letterhead]

Dear Stockholder:

I would like to welcome you as a stockholder of ESSA Bancorp, Inc. A total of                      shares were purchased by investors at $10.00 per share.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact our Transfer Agent:

by mail:

by phone:

by email:

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest at the ESSA Bank & Trust passbook savings rate of       % APY, calculated from the date your funds were received until the date of the check.

If your stock order was paid in full or in part by authorizing a withdrawal from an ESSA Bank & Trust deposit account, the withdrawal was made on                 , 2007. Until then, interest was earned at your applicable contractual deposit account rate, and it remains in your account.

ESSA Bancorp, Inc. common stock trades on the Nasdaq Global Market under the symbol “ESSA.” Should you wish to buy or sell ESSA Bancorp, Inc. shares in the future, please contact a stockbroker.

Thank you for sharing in our company’s future.

Sincerely,

Gary S. Olson President and Chief Executive Officer, ESSA Bancorp, Inc.

NOTE: Letter assumes the order is filled. This letter will be tailored in the event of an oversubscription to mention interest plus refund. This letter will be mailed by the Transfer Agent.

REMINDER MEMBER PROXYGRAM #1

This reminder note accompanies a proxy card and return envelope sent to high vote customers shortly after the initial mailing. For follow-up reminders, we may use the one or both of the following two pages.

[ESSA BANK & TRUST] [LOGO]

PLEASE VOTE AND RETURN

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we mailed to you,

please vote the enclosed replacement Proxy Card using the reply envelope provided.

YOUR BOARD OF DIRECTORS HOPES THAT YOU VOTE “FOR”

OUR PLAN OF CONVERSION AND “FOR” ESTABLISHMENT AND FUNDING OF A

CHARITABLE FOUNDATION TO BENEFIT OUR COMMUNITIES

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE TWO PROPOSALS

VOTING DOES NOT OBLIGATE YOU TO PURCHASE COMMON STOCK

DURING THE ESSA BANCORP, INC. STOCK OFFERING

THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE

ORGANIZATION ONLY, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF,

MANAGEMENT OR YOUR ESSA BANK & TRUST DEPOSIT ACCOUNTS OR LOANS

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

YOUR VOTE IS IMPORTANT….THANK YOU!

Questions?

Please call our Stock Information Center, toll free, at 1-(__) ___-____

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

NOTE: This can be printed on 8 1/2” x 11” yellow paper.

REMINDER MEMBER PROXYGRAM #2

REMINDER . . .

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s)

we mailed to you

Our Board of Directors urges you to vote

“FOR” our Plan of Conversion and

“FOR” establishment and funding of a charitable foundation to benefit our communities.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE TWO PROPOSALS.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE ENCLOSED REPLACEMENT

PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

YOUR VOTE CANNOT BE COUNTED TWICE.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF

COMMON STOCK IN THE ESSA BANCORP, INC. STOCK OFFERING, NOR DOES IT

AFFECT YOUR ESSA BANK & TRUST DEPOSIT ACCOUNTS OR LOANS

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates.

QUESTIONS?

Please call our Stock Information Center, toll free, at 1-(            )          -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

[ESSA BANK & TRUST] [LOGO]

NOTE: This is printed on 8 1/2” x 11” blue paper.

REMINDER MEMBER PROXYGRAM #3

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN

In order to implement ESSA Bank & Trust’s proposed Plan of Conversion and to establish and fund the proposed charitable foundation,

we must obtain the approval of our customers.

If you are unsure whether you voted, please promptly vote

the enclosed replacement Proxy Card.

Your vote cannot be counted twice!

OUR BOARD OF DIRECTORS HOPES THAT YOU VOTE

“FOR” OUR PLAN OF CONVERSION AND

“FOR” ESTABLISHMENT AND FUNDING OF A

CHARITABLE FOUNDATION.

If you receive more than one of these reminder mailings,

please vote each proxy card received. None are duplicates!

THANK YOU!

QUESTIONS?

Please call us toll free at 1-(            )          -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

ESSA BANK & TRUST [LOGO]

NOTE: This can be printed on 8 1/2” x 11” green paper.

LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT – Optional

(requires that a community offering be underway)

ESSA BANCORP, INC. [LOGO]

Holding Company for ESSA Bank & Trust

UP TO                      SHARES

COMMON STOCK

PRICE

$10.00 Per Share

ESSA Bancorp, Inc., the stock holding company for ESSA Bank & Trust,

is conducting its initial public offering of common stock.

Shares may be purchased directly from ESSA Bancorp, Inc., without sales commissions or fees, during the offering period.

THIS OFFERING EXPIRES AT 12:00 NOON ON                     , 2007.

To receive a Prospectus and stock order form, you may call or visit the Stock Information Center, open Monday through Friday, from 10:00 a.m. to 4:00 p.m. The Stock Information Center is located at the ESSA Bank & Trust corporate center, located at 200 Palmer Street, Stroudsburg.

The toll-free Stock Information Center phone number is 1-(            )          -             .

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER – OPTION #1: VOTE ONLY

[NOTE: This notice should be printed by ESSA Bank & Trust and placed in branches, in one or more ways: on an easel, on the front doors, at teller windows, on counters, at customer service/branch manager’s desk.]

HAVE YOU VOTED YET?

We would like to remind customers to vote on our Plan of Conversion and establishment and funding of a charitable foundation.

• The Plan will not result in changes to our Board of Directors, bank staff, or your account relationships with ESSA Bank & Trust.

• Your deposit accounts will continue to be insured by the FDIC,

up to the maximum legal limits.

• Voting does not obligate you to purchase shares of common stock during the ESSA Bancorp, Inc. stock offering.

Our Board of Directors recommends that you join them in voting

“FOR” both of these important proposals.

If you have questions, call our Stock Information Center, toll free, at 1-(            )          -

From 10:00 a.m. to 4:00 p.m., Monday through Friday

Our Stock Information Center is located at our corporate center,

200 Palmer Street, Stroudsburg

[ESSA BANK & TRUST] [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the FDIC or any other government agency.

BRANCH LOBBY POSTER – OPTION #2: VOTE & BUY

[NOTE: If used, this notice should be printed by ESSA Bank & Trust and placed in branches, in one or more ways: on an easel, on the front doors, at teller windows, on counters, at customer service/branch manager’s desk.]

TIME IS RUNNING OUT!

We are conducting an offering of shares of our common stock

UP TO                          SHARES

COMMON STOCK

$                 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON ON _____________, 2007

*****************

HAVE YOU VOTED YET?

We would like to remind members to vote on our Plan of Conversion and establishment and funding of a charitable foundation to benefit our communities.

• The Plan will not result in changes to our Board of Directors, bank staff, or your account relationships with ESSA Bank & Trust.

• Your deposit accounts will continue to be insured by the FDIC,

up to the maximum legal limits.

• Voting does not obligate you to purchase shares of common stock during the ESSA Bancorp, Inc. stock offering.

If you have any questions about the stock offering or voting,

please call our Stock Information Center, toll free, at 1-(            )          -             ,

Monday through Friday, from 10:00 a.m. to 4:00 p.m.

Our Stock Information Center is located at our corporate center,

200 Palmer Street, Stroudsburg.

ESSA BANK & TRUST [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

BANK STATEMENT VOTE REMINDER CLAUSE-optional

In                 , you may have received a large envelope containing proxy card(s) to be used to vote on our organization’s Plan of Conversion and establishment and funding of a charitable foundation. If you received proxy card(s), but have not voted, please do so. If you have questions about voting, call our Stock Information Center, toll free, at 1-(        )          -         , Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time. Thank you.

NOTE: This optional reminder can be printed in a “notice” section of bank statements. Alternatively, statement can include a slip of paper printed with this reminder.

Q&A BROCHURE

Q&A About Our Conversion and Stock Offering

This pamphlet answers questions about ESSA Bancorp, Inc.’s conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section, beginning on page __.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interest of ESSA Bank & Trust, our customers and the communities we serve.

Q.	What is the conversion?

A.	Under our Plan of Conversion, ESSA Bank & Trust will convert from the mutual (meaning no stockholders) to the stock form of organization, 100% owned by stockholders. This will be accomplished through a sale of shares of common stock by ESSA Bancorp, Inc., our newly-formed holding company.

Q.	What are the reasons for the conversion?

A.	We believe that our competitive position will be improved as a result of the conversion and related offering. The funds generated from the sale of stock will support continued internal growth of ESSA Bank & Trust through lending in communities we serve and will support the enhancement of existing products and services and development of new products and services. Our stock holding company structure will enhance our business flexibility and will facilitate growth through branch and whole bank acquisitions as opportunities may arise.

Q.	What is the difference between ESSA Bank & Trust and ESSA Bancorp, Inc.?

A.	ESSA Bank & Trust was organized in 1916, recently completing 90 years of providing financial services to individuals and businesses. We recently formed ESSA Bancorp, Inc. to become the parent company of ESSA Bank & Trust upon the completion of the conversion and related stock offering. The directors of ESSA Bancorp, Inc. are the same persons who are the directors of ESSA Bank & Trust. ESSA Bancorp, Inc. will be owned by those who purchase shares of our common stock offered for sale.

Q.	Will customers notice any change in ESSA Bank & Trust’s day-to-day activities as a result of the conversion?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our management, staff or branches as a result.

Q.	Will the conversion affect customers’ deposit accounts or loans?

A.	No. The conversion will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts are not being converted to stock.

Q.	What is the charitable foundation, and why is it being established?

A.	The Plan provides for the establishment and funding of the ESSA Foundation, which will provide financial support to charitable organizations in the market areas served by ESSA Bank & Trust. The charitable foundation will be funded with a combination of ESSA Bancorp, Inc. common stock and cash.

Q.	Why should I vote on the Plan of Conversion and on the ESSA Foundation?

A.	Each ESSA Bank & Trust voting member (depositors and borrowers) who is eligible to vote received a proxy card attached to a stock order form. Members’ packages include detailed information with regard to the two proposals, which cannot be implemented without their approval. Our Board of Directors believes that converting to a fully-public company will best support ESSA Bank & Trust’s future growth, and that establishing and funding the charitable foundation is in keeping with our long-standing commitment to supporting charitable causes and organizations within the communities we serve. VOTING IS IMPORTANT! Not returning a proxy card has the same effect as a vote ‘AGAINST’ the proposals. Our Board urges a vote ‘FOR’ each of the proposals.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	ESSA Bancorp, Inc. is offering for sale between 9,350,000 and 14,547,500 shares of common stock at $10.00 per share.

Q.	Who is eligible to purchase stock in the Subscription Offering?

A.	Pursuant to our Plan of Conversion, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of eligibility priority:

Priority #1 – ESSA Bank & Trust depositors with aggregate account balances of at least $50 as of the close of business on April 30, 2005;

Priority #2 – Our tax-qualified employee benefit plans;

Priority #3 – ESSA Bank & Trust depositors with aggregate balances of at least $50 as of the close of business on                     ; and,

Priority #4 – ESSA Bank & Trust depositors and borrowers on                 , 2007.

Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering.

Q.	How can I buy shares during the Offering?

A.	Shares may be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a stock order form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the stock order form, or (3) by hand-delivery to the Stock Information Center, located at our corporate center, 200 Palmer Street, Stroudsburg, Pennsylvania. Stock order forms may NOT be delivered to ESSA Bank & Trust branches.

Q.	What is the deadline for purchasing shares?

A.	An executed stock order form with the required full payment must be physically received by us, using an accepted method of delivery as described above, by no later than 12:00 Noon, Eastern time, on , 2007.

Q.	How can I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, made payable to ESSA Bancorp, Inc. These will be cashed upon receipt. Cash, wire transfers and ESSA Bank & Trust line of credit checks will not be accepted.

(2)	By authorizing direct withdrawal of funds from your ESSA Bank & Trust deposit account(s). The order form section titled “Method of Payment – Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. The types of ESSA Bank & Trust deposit accounts that may be used for this purpose are outlined on the stock order form. The funds designated must be available within the account(s) at the time the order form is received.

Q.	Can I use my ESSA Bank & Trust IRA to purchase the shares?

A.	You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using funds held in an ESSA Bank & Trust IRA, funds in an IRA with EB&T’s trust division or IRA’s held elsewhere, please call the Stock Information Center as soon as possible – preferably two weeks before the ______, 2007 Offering deadline.

Q.	Can I use a loan from ESSA Bank & Trust to pay for shares?

A.	No. ESSA Bank & Trust, by regulation, may not extend a loan for the purchase of ESSA Bancorp, Inc. stock in the Offering. Similarly, you may not use existing ESSA Bank & Trust line of credit checks to purchase stock in the Offering.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by check or money order, you will earn interest at ESSA Bank & Trust’s passbook savings rate from the day we receive your check or money order until the closing of the conversion. At that time, we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your ESSA Bank & Trust deposit account(s), your funds will continue earning interest during the Offering at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit or loan account held jointly, is 35,000 ($350,000). Also, no person, with associates, or with persons acting in concert, may purchase more than 50,000 shares ($500,000). More detail on purchase limits, including the definition of “associate” and “acting in concert” can be found in the Prospectus section entitled “The Conversion – Limitations on Common Stock Purchases.”

Q.	Is it possible that I will not receive any or all of the shares I ordered?

A.	Yes. If we receive orders in the Offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund based upon your method of payment.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering, but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible subscriber?

A.	No…subscription rights are non-transferable! Only the ESSA Bank & Trust customers described above have non-transferable rights to purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible subscriber(s), as described further in the enclosed Prospectus. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in an offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may be subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect our eligible members’ subscription rights in the Subscription Offering.

Q.	Will the stock be insured?

A.	No. Like any common stock, ESSA Bancorp, Inc.’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	No decision has been made with respect to a dividend amount, if any, or the timing of any dividend payments. The payment and amount of dividend payments will depend on a number of factors, including regulatory capital requirements, our financial condition and general economic conditions.

Q.	How will ESSA Bancorp, Inc.’s shares trade?

A.	Upon completion of the offering, ESSA Bancorp, Inc.’s shares are expected to trade on the Nasdaq Global Market, under the symbol “ESSA”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell ESSA Bancorp, Inc. shares in the future. Purchasers may not be able to sell the shares of common stock they ordered in our offering until their stock certificate is delivered to them, even though the common stock will have begun trading.

Q.	Are officers and directors of ESSA Bancorp, Inc. planning to purchase stock?

A.	Yes! The executive officers and directors of ESSA Bancorp, Inc. and their associates plan to purchase, in the aggregate, $4.3 million worth of stock or approximately 5% of the common stock that would be at the midpoint of the offering range and contributed to the charitable foundation.

Q.	Can I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your order cannot be modified or withdrawn.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	A Stock Information Center has been established at our corporate center, 200 Palmer Street, Stroudsburg, Pennsylvania. You may visit the Stock Information Center or call, toll free, at 1-( ) - , from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Center is not open on weekends or on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.